Exhibit 15.4

上海市静安区南京西路1717号 会德丰国际广场2504室 2504 Wheelock Square 1717 Nanjing West Road Shanghai 200040,China Tel: 86(21) 5407 5836 Fax:86(21) 3209 8500 www.frost.com

July 14, 2026

iPower Wireless Technology Inc.

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

Reference is made to the registration statement on Form 20-F (the “Registration Statement”) filed by iPower Wireless Technology Inc. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended.

We hereby consent to the use of and references to our name and the inclusion of, summary of and reference to, information, data and statements from our research reports, market surveys and amendments thereto, including, but not limited to, the industry report prepared by us for WIPO Technology (Shanghai) Co., Ltd (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the foregoing, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary,” “Risk Factors,” “Industry,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections, as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus), (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings and/or submissions on Form 20-F, Form 6-K, other registration statements and other SEC filings or submissions (collectively, the “SEC Filings”), (iv) in any future offering documents, (v) in institutional and retail roadshows and other activities in connection with trading at OTC and the proposed capital raising transactions, (vi) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (vii) in other publicity and marketing materials in connection with the trading on the OTC and other capital raising transactions.

We do not assume responsibility for updating our report as of any date subsequent to the date of the Reports and assume no responsibility for advising you of any changes with respect to any matters described in the report that may occur subsequently.

上海市静安区南京西路1717号 会德丰国际广场2504室 2504 Wheelock Square 1717 Nanjing West Road Shanghai 200040,China Tel: 86(21) 5407 5836 Fax:86(21) 3209 8500 www.frost.com

We further hereby consent to the filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Terry Tse
Name:	Terry Tse
Title:	Consulting Director